EXHIBIT 16.1

September 25, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Aspect Communications Corporation’s Form 8-K dated September 20, 2002, and have the following comments:

1.    We agree with the statements made in paragraphs (a), (b) and (c).

2.    We have no basis on which to agree or disagree with the statements made in paragraphs (d) and (e).

Yours truly,

/s/    Deloitte & Touche LLP